Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release	Contact:
Date: April 29, 2003	Media	Analyst
	Teresa Souza 915/543-5823	Cynthia Gamez 915/543-2213

El Paso Electric Announces First Quarter Financial Results

El Paso Electric (NYSE: EE) today reported net income before the cumulative effect of a change in accounting principle for the quarter ended March 31, 2003 of $2.1 million, or $0.04 basic and diluted income per share. Net income for the same period last year was $5.9 million, or $0.12 basic and diluted earnings per share. Net income for the quarter ended March 31, 2003 includes a cumulative effect of a change in accounting principle related to the adoption of SFAS No. 143 “Accounting for Asset Retirement Obligations” on January 1, 2003. SFAS No. 143 provides guidance on the recognition and measurement of liabilities associated with the retirement of tangible long-lived assets. SFAS No. 143 affected the accounting for the decommissioning of EE’s Palo Verde and Four Corners Stations and changed the method used to report the decommissioning obligation. For the quarter ended March 31, 2003, the cumulative effect of this change in accounting principle, net of related income taxes, was $39.6 million, or $0.81 and $0.80 basic and diluted earnings per share, respectively. Net income for the quarter ended March 31, 2003 including the cumulative effect of a change in accounting principle was $41.7 million, or $0.85 and $0.84 basic and diluted earnings per share, respectively.

The decrease in earnings prior to the application of SFAS No. 143 for the quarter ended March 31, 2003 when compared to the quarter ended March 31, 2002 resulted primarily from decreased wholesale sales revenue related to the expiration of two long-term contracts, increased maintenance expense at local plants and increased pensions and benefits expense. These decreases in earnings were partially offset by increased margins on economy sales and a loss on extinguishment of debt recorded in the prior year without any offsetting amounts in the current year.

“We are encouraged that expired long-term wholesale sales to two former customers have been replaced, in part, by sales on the economy market,” said Gary Hedrick, President and CEO, “and our core business remains strong as reflected in the growth in our customer base. On the expense side, we are committed to controlling our costs and expect to mitigate unexpected first quarter expenses through cost containment in the final three quarters of 2003.”

During the quarter EE repurchased 0.4 million shares of common stock in the open market in accordance with the previously approved stock repurchase programs which in total permit the repurchase of 15 million shares. To date, almost 13.4 million shares have been repurchased for approximately $151.5 million, including

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960

commissions. EE may continue making purchases of its stock at open market prices and may engage in private transactions, where appropriate.

EE has repurchased $550.5 million of first mortgage bonds with internally generated cash since inception of its deleveraging program in 1996. During the first quarter of 2003, EE repurchased or retired $39.4 million of the Series C First Mortgage Bonds which matured in the first quarter of 2003. Common stock equity as a percentage of capitalization, including current portion of long-term debt and financing obligations, was approximately 44% as of March 31, 2003 as compared to 19% in February 1996.

EBITDA

The change in earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the three month period ended March 31, 2003, compared to the same periods in 2002, is as follows (in thousands):

March 31, 2002	$46,438
Changes in:
Decreased wholesale sales	(11,578)
Increased local maintenance	(3,703)
Increased pensions and benefits	(1,342)
Increased Palo Verde expense	(909)
Increased regulatory expense	(843)
Increased outside services	(666)
Increased insurance costs	(625)
Increased economy sales margins	6,633
Loss on extinguishment of debt	3,310
Other	(451)

March 31, 2003	$36,264

EBITDA should not be considered an alternative to net income as an indicator of operating performance. Additionally, EBITDA should not be considered an alternative to cash flows from operating activities as a measure of liquidity.

Conference Call

A conference call to discuss first quarter 2003 earnings and earnings guidance is scheduled for 4 p.m. Eastern Time April 29, 2003. The dial-in number is 888-928-9122 with a passcode of 2003. A replay will run through May 14, 2003. The dial-in number is 888-568-0029, and a passcode is not required for the replay. The conference call will be webcast live on EE’s website found at http://www.epelectric.com and streetevents.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, increased prices for fuel and purchased power, the costs associated with unexpected local plant maintenance, the replacement of Palo Verde steam generators, the costs of unscheduled outages, the expenses associated with regulatory proceedings and other factors detailed by EE in its public filings with the Securities and Exchange Commission.

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960

El Paso Electric Company’s consolidated results of operations for the three months ended March 31, 2003 and 2002 and consolidated pro forma results of operations for the three months ended March 31, 2002 which reflect the application of SFAS No. 143 on a retroactive basis are summarized as follows (In thousands except for share data):

	Three Months Ended March 31,
	2003	2002	Pro forma 2002
Electric utility operating revenues, net of energy expenses	$102,203	$105,115	$105,115
Energy services operating income (loss)	(11)	(129)	(129)
Other electric utility operating expenses	86,658	77,919	78,097
Other income (deductions)	(632)	(3,195)	(3,195)
Interest charges	11,879	14,958	12,894
Income tax expense	907	3,063	3,793

Income before cumulative effect	2,116	5,851	7,007
Cumulative effect of a change in accounting principle (1)	39,635	—	—

Net income	$41,751	$5,851	$7,007

Basic earnings per share:
Income before cumulative effect	$0.04	$0.12	$0.14
Cumulative effect of a change in accounting principle, net	0.81	—	—

Net income	$0.85	$0.12	$0.14

Weighted average number of common shares outstanding	49,306,844	49,996,059	49,996,059

Diluted earnings per share:
Income before cumulative effect	$0.04	$0.12	$0.14
Cumulative effect of a change in accounting principle, net	0.80	—	—

Net income	$0.84	$0.12	$0.14

Weighted average number of common shares and common share equivalents outstanding	49,620,276	50,631,542	50,631,542

	Three Months Ended March 31,
	2003	2002	Pro forma 2002
Reconciliation of EBITDA to Net Income:
EBITDA	$36,264	$46,438	$45,346
Less:
Depreciation and amortization	21,362	22,566	21,652
Net interest expense	11,879	14,958	12,894
Income taxes	907	3,063	3,793
Add:
Cumulative effect of a change in accounting principle (1)	39,635	—	—

Net Income	$41,751	$5,851	$7,007

(1)	Net of income tax expense of approximately $25.0 million.

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960

El Paso Electric Company’s consolidated results of operations for the twelve months ended March 31, 2003 and 2002 are summarized as follows (In thousands except for share data):

	Twelve Months Ended March 31,
	2003	2002
Electric utility operating revenues, net of energy expenses	$452,377	$463,277
Energy services operating income (loss)	(3,577)	(480)
FERC settlements	15,500	—
Other electric utility operating expenses	334,225	315,884
Other income (deductions)	(4,032)	(6,213)
Interest charges	55,275	63,517
Income tax expense	14,535	26,271

Income before cumulative effect	25,233	50,912
Cumulative effect of a change in accounting principle (1)	39,635	—

Net income	$64,868	$50,912

Basic earnings per share:
Income before cumulative effect	$0.51	$1.01
Cumulative effect of a change in accounting principle, net	0.80	—

Net income	$1.31	$1.01

Weighted average number of common shares outstanding	49,692,437	50,605,241

Diluted earnings per share:
Income before cumulative effect	$0.50	$0.99
Cumulative effect of a change in accounting principle, net	0.79	—

Net income	$1.29	$0.99

Weighted average number of common shares and common share equivalents outstanding	50,129,975	51,422,028

	Twelve Months Ended March 31,
	2003	2002
Reconciliation of EBITDA to Net Income:
EBITDA	$183,421	$230,576
Less:
Depreciation and amortization	88,378	89,876
Net interest expense	55,275	63,517
Income taxes	14,535	26,271
Add:
Cumulative effect of a change in accounting principle (1)	39,635	—

Net Income	$64,868	$50,912

(1)	Net of income tax expense of approximately $25.0 million.

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960

El Paso Electric Company’s pro forma consolidated results of operations which reflects the application of SFAS No 143 on a retroactive basis for the twelve months ended March 31, 2003 and 2002 are summarized as follows (In thousands except for share data):

	Twelve Months Ended March 31,
	Pro forma 2003	Pro forma 2002
Electric utility operating revenues, net of energy expenses	$452,377	$463,277
Energy services operating income (loss)	(3,577)	(480)
FERC settlements	15,500	—
Other electric utility operating expenses	334,761	316,367
Other income (deductions)	(4,032)	(6,213)
Interest charges	49,082	55,686
Income tax expense	16,725	29,115

Net income	$28,700	$55,416

Basic earnings per share	$0.58	$1.10

Weighted average number of common shares outstanding	49,692,437	50,605,241

Diluted earnings per share	$0.57	$1.08

Weighted average number of common shares and common share equivalents outstanding	50,129,975	51,422,028

	Twelve Months Ended March 31,
	Pro forma 2003	Pro forma 2002
Reconciliation of EBITDA to Net Income:
EBITDA	$180,144	$226,491
Less:
Depreciation and amortization	85,637	86,274
Net interest expense	49,082	55,686
Income taxes	16,725	29,115

Net Income	$28,700	$55,416

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960

Three Months Ended March 31, 2003 and 2002 (In thousands):

	2003	2002		Increase (Decrease)
Electric kWh sales:
Retail:
Residential	431,202	432,657		(0.3%)
Commercial and industrial, small	437,563	431,129		1.5%
Commercial and industrial, large	264,741	261,992		1.0%
Sales to public authorities	257,505	261,409		(1.5%)
Wholesale:
Sales for resale	9,893	348,485		(97.2	%)(1)
Economy sales	615,688	113,166		444.1	% (2)

Total	2,016,592	1,848,838		9.1%

Electric utility operating revenues:
Base revenues
Retail:
Residential	$37,383	$37,803		(1.1%)
Commercial and industrial, small	35,705	35,097		1.7%
Commercial and industrial, large	9,886	9,841		0.5%
Sales to public authorities	15,889	15,725		1.0%
Wholesale:
Sales for resale	390	11,968		(96.7	%)(1)

Total base revenues	99,253	110,434		(10.1%)
Fuel revenues	21,497	32,477		(33.8	%)(3)
Economy sales	25,031	2,773		802.7	% (2)
Other (4)	1,549	1,923		(19.4%)

Total electric utility operating revenues	$147,330	$147,607		(0.2%)

Capital Expenditures	$12,767	$15,702

Cash Interest Payments	$14,260	$16,427

Depreciation and Amortization	$21,362	$22,566	(5)

EBITDA	$36,264	$46,438	(6)

(1)	Primarily due to the expiration of wholesale power contracts with IID on April 30, 2002 and TNP on December 31, 2002
(2)	Primarily due to increased available power as a result of the expiration of the wholesale contracts mentioned above and a more robust market.
(3)	Primarily due to the expiration of the wholesale contracts with IID and TNP and decreased energy expenses passed through to Texas customers.
(4)	Represents revenues with no related kWh sales.
(5)	Pro forma depreciation and amortization would be $21,652 assuming SFAS No. 143 had been applied on a retroactive basis.
(6)	Pro forma EBITDA would be $45,346 assuming SFAS No. 143 had been applied on a retroactive basis.

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960

Twelve Months Ended March 31, 2003 and 2002 (In thousands):

	2003	2002	Increase (Decrease)
Electric kWh sales:
Retail:
Residential	1,869,476	1,798,050	4.0%
Commercial and industrial, small	2,083,192	2,049,707	1.6%
Commercial and industrial, large	1,164,564	1,134,530	2.6%
Sales to public authorities	1,208,276	1,180,725	2.3%
Wholesale:
Sales for resale	647,541	1,486,448	(56.4	%)(1)
Economy sales	1,985,987	688,121	188.6	%(2)

Total	8,959,036	8,337,581	7.5%

Electric utility operating revenues:
Base revenues
Retail:
Residential	$165,899	$159,868	3.8%
Commercial and industrial, small	164,161	160,929	2.0%
Commercial and industrial, large	43,465	42,753	1.7%
Sales to public authorities	70,966	69,883	1.5%
Wholesale:
Sales for resale	20,648	55,523	(62.8	%)(1)

Total base revenues	465,139	488,956	(4.9%)

Fuel revenues	147,671	165,327	(10.7	%)(3)
Economy sales	65,914	47,723	38.1	%(2)
Other (4)	6,526	8,735	(25.3%)

Total electric utility operating revenues	$685,250	$710,741	(3.6%)

Capital Expenditures	$62,130	$68,649

Cash Interest Payments	$53,618	$62,420

Depreciation and Amortization (5)	$88,378	$89,876

EBITDA (6)	$183,421	$230,576

(1)	Primarily due to the expiration of wholesale power contracts with IID on April 30, 2002 and TNP on December 31, 2002.
(2)	Primarily due to increased available power as a result of the expiration of the wholesale contracts mentioned above and a more robust market.
(3)	Primarily due to the expiration of the wholesale contracts with IID and TNP and decreased energy expenses passed through to Texas customers.
(4)	Represents revenues with no related kWh sales.
(5)	Pro forma depreciation and amortization would be $85,637 and $86,274, respectively, assuming SFAS No. 143 had been applied on a retroactive basis
(6)	Pro forma EBITDA would be $180,144 and $226,491, respectively, assuming SFAS No. 143 had been applied on a retroactive basis.

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960

At March 31, 2003 and 2002 (In thousands):

	2003	2002
Cash and Temporary Investments	$44,300	$24,903

Common Stock Equity	$493,541	$457,606
Long-term Debt, Net of Current Portion	588,621	518,537
Financing Obligations, Net of Current Portion	23,377	26,698

Total Capitalization	$1,105,539	$1,002,841

Current Portion of Long-Term Debt and Financing Obligations	$21,833	$132,588

Book Value Per Common Share	$10.04	$9.08

El Paso Electric  •  P.O. Box 982  •  El Paso, Texas 79960